UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 3, 2011

NBC Acquisition Corp.

(Exact name of registrant as specified in its charter)

Delaware	333-48225	47-0793347
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4700 South 19th Street

Lincoln, NE 68501-0529

(Address of principal executive offices)

(402) 421-7300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01 Entry Into a Material Contract.

As previously disclosed, on June 27, 2011 (the “Petition Date”), NBC Acquisition Corp. (the “Company”), Nebraska Book Company, Inc., a wholly-owned subsidiary of the Company (“Nebraska Book”), NBC Holdings Corp., the Company’s parent company (“NBC Holdings”), and the subsidiaries of Nebraska Book entered into a Restructuring and Support Agreement (the “Support Agreement”) with (a) holders of more than 95% in principal amount of Nebraska Book’s 8.625% Senior Subordinated Notes due 2012 and (b) holders of more than 75% in principal amount of the Company’s 11% Senior Discount Notes due 2013. Pursuant to the Support Agreement, the participating holders have agreed, among other things, to support the restructuring to be effected pursuant to the bankruptcy proceeding described below, which would restructure approximately $450 million of outstanding loans and bonds of the Company and its subsidiaries, including the elimination of up to $77 million of debt at the Company level (the “Restructuring”).

On November 1, 2011, the Company, NBC Holdings, Nebraska Book, the subsidiaries of Nebraska Book and requisite participating holders entered into a First Amendment and Written Consent to Restructuring and Support Agreement (the “First Amendment”), which, among other things, extended certain dates and deadlines, including the date upon which the Support Agreement would automatically terminate, in connection with the obligation of the participating holders to support the Restructuring.

The above description of the First Amendment is qualified in its entirety by reference to the full text of the First Amendment included as Exhibit 10.1 and incorporated by reference herein.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 3, 2011, Nebraska Book announced the hiring of Alexi A. Wellman as Chief Financial Officer of Nebraska Book. Nebraska Book anticipates that Ms. Wellman will commence employment in December 2011. Ms. Wellman will also act as Chief Financial Officer of the Company and the subsidiaries of Nebraska Book.

Ms. Wellman, 41, will join Nebraska Book after 17 years with KPMG LLP, a multinational audit, tax and advisory services firm. Her most recent position was as Audit Partner, where she was responsible for providing professional audit and advisory services to both multinational Securities and Exchange Commission registrants and private companies. Ms. Wellman is a graduate of the University of Nebraska Kearney.

Ms. Wellman will receive an annual salary of $300,000 and be eligible for annual bonuses at a target level of 60% of base salary, with a maximum level of 180% of base salary, with such annual bonus to be pro-rated for any partial years of employment. Ms. Wellman will receive a signing bonus of $100,000. Subject to confirmation and consummation of a plan of reorganization that provides for such grants in Nebraska Book’s pending chapter 11 proceedings, Ms. Wellman will be granted incentive securities or interests in one or more incentive securities of Nebraska Book representing 9% of the management pool, with such grant being in generally the same form and on generally the same terms and conditions as grants to other members of senior management. If, during the three year period after the commencement of her employment, Ms. Wellman’s employment is terminated without cause or Ms. Wellman terminates her employment for good reason, she will be entitled to a severance payment of base salary for the period starting on the date of termination and ending on the later of (i) the three year anniversary of the commencement of employment or (ii) the one year anniversary of the date of termination, along with accrued benefits. If, after the three year period after the commencement of her employment, Ms. Wellman’s employment is terminated without cause or Ms. Wellman terminates her employment for good reason, she will be entitled to a severance payment in an amount equal to one year’s base salary, along with accrued benefits.

Ms. Wellman does not have any family relationships with any director, executive officer, or person nominated or chosen by Nebraska Book or the Company to become a director or executive officer of either entity. Ms. Wellman is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On November 3, 2011, Nebraska Book issued a press release attached hereto as Exhibit 99.1, announcing the matters described in this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	First Amendment and Written Consent to Restructuring and Support Agreement, dated as of November 1, 2011, by and among NBC Acquisition Corp., NBC Holdings Corp., Nebraska Book Company, Inc., Campus Authentic LLC, College Bookstores of America, Inc., NBC Textbooks LLC, Net Textstore LLC, Specialty Books, Inc., holders of Nebraska Book Company, Inc.’s 8.625% Senior Subordinated Notes due 2012 party thereto and the holders of NBC Acquisition Corp.’s 11.0% Senior Discount Notes due 2013 party thereto.

99.1	Press release issued by Nebraska Book Company, Inc. on November 3, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NBC ACQUISITION CORP.

Date: November 4, 2011	/s/ Amanda L. Towne
Amanda L. Towne
Chief Accounting Officer
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description
10.1	First Amendment and Written Consent to Restructuring and Support Agreement, dated as of November 1, 2011, by and among NBC Acquisition Corp., NBC Holdings Corp., Nebraska Book Company, Inc., Campus Authentic LLC, College Bookstores of America, Inc., NBC Textbooks LLC, Net Textstore LLC, Specialty Books, Inc., holders of Nebraska Book Company, Inc.’s 8.625% Senior Subordinated Notes due 2012 party thereto and the holders of NBC Acquisition Corp.’s 11.0% Senior Discount Notes due 2013 party thereto.

99.1	Press release issued by Nebraska Book Company, Inc. on November 3, 2011